Exhibit 5.1

May 5, 2017

AMAG Pharmaceuticals, Inc.
1100 Winter Street

Waltham, Massachusetts 02451

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated February 24, 2015 and included as Exhibit 5.1 to the automatic shelf registration statement on Form S-3ASR (File No. 333-202252) (the “Registration Statement”) filed on February 24, 2015 by AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement became effective under the Securities Act upon filing on February 24, 2015. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 5, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of (i) of up to $345,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2022 (the “Notes”), (ii) the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued upon conversion of the Notes (the “Conversion Shares”), and the associated rights to purchase preferred stock (the “Preferred Stock Purchase Rights” and collectively with the Notes and Conversion Shares, the “Securities”) of the Company pursuant to that certain Rights Agreement, dated as of April 7, 2017, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended, the “Rights Agreement”) covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of May 4 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, on its own behalf and as representative of the several underwriters named in Schedule 1 thereto and (ii) an indenture, to be dated on or about May 10, 2017, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, to be dated on or about May 10, 2017, by and between the Company and the Trustee, establishing the terms of the

Notes, in a form consistent with that authorized by the Company (as supplemented, the “Indenture”).

In rendering this opinion, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Preferred Stock Purchase Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Preferred Stock Purchase Rights associated with the Conversion Shares, and not any particular provision of the Preferred Stock Purchase Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.              The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              The issuance of the Conversion Shares and the Preferred Stock Purchase Rights attached thereto has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable, and the Preferred Stock Purchase Rights attached to the Conversion Shares will be valid and binding obligations of the Company.

The opinions expressed in numbered opinion paragraph 1 above and with respect to the Preferred Stock Purchase Rights in numbered paragraph 2 above are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP